Date:	July 21, 2016

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS SECOND QUARTER 2016 EARNINGS

•	Organic loan growth of $75.1 million (7.6%) during last four quarters

•	Q2 2016 net income of $4.1 million and diluted EPS of $0.47

•	Net interest margin of 3.45% for Q2 2016

•	Average shareholders’ equity of $201.7 million is 12.67% of average assets

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income of $4,088,000 compared to $2,880,000 for the second quarter of 2015, a $1,208,000 or 41.9% increase. Basic and diluted net income per common share was $0.47 for the 2016 quarter compared to $0.33 for the 2015 quarter. Net income for the second quarter of 2016 produced annualized returns on average assets of 1.03%, on average equity of 8.11%, and on average tangible equity of 10.99%.
Net income for the first six months of 2016 was $8,216,000 compared to $6,395,000 for the comparable period of 2015, a $1,821,000 or 28.5% increase. Basic and diluted net income per common share was $0.95 for the 2016 period compared to $0.73 for the 2015 period.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are seeing improving economic conditions in our markets and this is resulting in increased demand for credit. Loans have increased $75.1 million or 7.6% during the past year. In the past six months, loans have increased $52.4 million or 5.2%. We are very encouraged that a combination of active business development and gradually improving local market economic conditions are resulting in this high quality growth. However, the continuing challenge for our industry in this competitive environment is achieving reasonable risk adjusted yield on our earning assets.
“Loans don’t exist in isolation; they require liquidity. Deposits have grown $64.4 million or 5.2% over the past year. In the past six months, deposits have grown $35.7 million or 2.8%. This growth is mostly in non-maturity, core deposits, the heart of our balance sheet. We continue working to grow these core deposits and their affiliated relationships, but the challenge in this ongoing low rate environment is to do that in a cost effective yet competitive manner. Our cost of interest bearing deposits for the second quarter was 0.54%, compared to 0.50% for the 2015 quarter.
“On the earnings side, net income for the second quarter was $4,088,000 compared to $2,880,000, an increase of $1,208,000 or 41.9%.
“The major driver was the noninterest expense, which was reduced $1,986,000 or 17.1%. This mostly related to non-recurring MainStreet acquisition expenses, which totaled $1,502,000 in the second quarter 2015.
“We also saw significant expense reduction in salaries, which declined $277,000 or 6.4% compared to the second quarter of 2015. Full time equivalent employees for the current quarter were 302, down from 322 for the prior year quarter. The magnitude of the decrease was directly related to the completion and integration of the MainStreet acquisition.”
Haley concluded, “The first half of 2016 has been very productive for American National. Average loan balances this quarter are $75.2 million or 7.7% greater than the second quarter of 2015. American National will continue to grow its balance sheet and maintain high asset quality. However, capital will remain a strategic priority.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended June 30, 2016, average shareholders’ equity was 12.67% of average assets, compared to 12.85% for the quarter ended June 30, 2015.

Book value per common share was $23.54 at June 30, 2016, compared to $22.43 at June 30, 2015.
Tangible book value per common share was $18.20 at June 30, 2016, compared to $16.96 at June 30, 2015.

Credit Quality Measurements
Non-performing assets ($3,412,000 of non-performing loans and $1,289,000 of other real estate owned) represented 0.29% of total assets at June 30, 2016, compared to 0.39% at June 30, 2015.
Annualized net charge offs to average loans was two basis points (0.02%) for the 2016 second quarter, compared to six basis points (0.06%) for the same quarter in 2015.
Other real estate owned was $1,289,000 compared to $2,113,000 at June 30, 2015, a decrease of $824,000 or 39.0%.

Acquisition Related Financial Impact
The acquisition accounting adjustments related to our two recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax for American National. The impact of the adjustments is summarized below (dollars in thousands):

Acquisition related financial impact

For the quarter ended June 30,	2016	2015
Net interest income	$352	$843
Income before Income taxes	$64	$543

For the period ended June 30,	2016	2015
Net interest income	$1,353	$1,955
Income before Income taxes	$777	$1,354
During the first quarter of 2016, the Company received two substantial payoffs of purchased credit impaired loans from our 2011 MidCarolina acquisition that resulted in $460,000 in cash-basis accretion income.

Net Interest Income
Net interest income before the provision for loan losses decreased to $12,160,000 in the second quarter of 2016 from $12,382,000 in the second quarter of 2015, a decrease of $222,000 or 1.8%.
For the 2016 quarter, the net interest margin was 3.45% compared to 3.69% for the same quarter in 2015, a decrease of 24 basis points (0.24%). The decrease in net interest income and margin was mostly driven by reduced levels of accretion income.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the second quarter of 2016 was $50,000 compared to $100,000 for the second quarter of 2015.
The allowance for loan losses as a percentage of total loans was 1.20% at June 30, 2016 compared to 1.30% at June 30, 2015.
There was significant growth in the loans outstanding in the second quarter 2016, a net of $23.4 million or 2.3%. The need for additions to the allowance for loan losses was reduced by improvement in various qualitative factors used in the determination of the allowance, notably asset quality and local economic conditions. As noted in the Credit Quality discussion, non-performing assets, charge-offs, and other real estate owned are all improved over the past year.

Noninterest Income
Noninterest income totaled $3,367,000 in the second quarter of 2016, compared with $3,258,000 in the second quarter of 2015, an increase of $109,000 or 3.3%. There was very little change in most revenue categories during the quarter.

Noninterest Expense
Noninterest expense totaled $9,656,000 in the second quarter of 2016, compared to $11,642,000 in the second quarter of 2015, a decrease of $1,986,000 or 17.1%.

The major driver of the decrease was nonrecurring merger related expenses, from the January 2015 MainStreet acquisition, which accounted for $1,502,000 or 75.6% of the decrease.
Salaries expense was down $277,000 or 6.4% for the second quarter of 2016 compared to the comparable period. This mostly related to a reduction in the number of full time equivalent employees to 302 from 322.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.6 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 25 banking offices and two loan production offices. American National Bank also manages an additional $761 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.
Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and

Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.